SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(D) OF
                 THE SECURITIES EXCHANGE ACT OF 1934

     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  AUGUST 23, 1995

                         HECHINGER COMPANY
        (Exact name of registrant as specified in its charter)

         Delaware                 0-7214                52-1001530
     (State or other           (Commission           (I.R.S. Employer
     jurisdiction of           File Number)           Identification
     incorporation)                                        Number)

         3500 Pennsy Drive Landover, MD                  20785
       (Address of principal executive offices)       (Zip Code)

                                 (301) 341-1000
              (Registrant's telephone number, including area code)


     ITEM 5.   OTHER EVENTS.

               On August 23, 1995, Hechinger Company (the "Company") issued a press release announcing its plans to combine its Hechinger Stores and Home Quarters Warehouse operations under one management team. The press release is attached as Exhibit 99 hereto and is incorporated herein by reference.

     ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
               EXHIBITS.

     (C)  Exhibits.

     Exhibit No.

          99   Press release dated August 23, 1995.


                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Hechinger Company

                                   By:  /s/ W. Clark McClelland
                                        _________________________
                                        W. Clark McClelland
                                        Executive Vice President and
                                          Chief Financial Officer

     Date:          August 23, 1995


                                  EXHIBIT INDEX

          Exhibit                                           Sequential
            No.               Description                    Page No.

            99                Press release dated August 23, 1995


     FOR IMMEDIATE RELEASE
     HECHINGER COMPANY ANNOUNCES PLAN TO COMBINE ITS HECHINGER STORES AND HOME QUARTERS WAREHOUSE OPERATIONS

     LANDOVER, MARYLAND -- August 23, 1995 -- Hechinger Company (Nasdaq-
     NNM: HECHA and HECHB) today announced plans to combine its Hechinger Stores and Home Quarters Warehouse operations under one management team.

     John W. Hechinger, Jr., Chief Executive Officer of Hechinger Company said, "Home Quarters and Hechinger have become similar in many ways. In the HQ Chesapeake Class store and the Hechinger Home Project Center, we have developed innovative store formats that serve a similar customer, emphasize customer service and differentiate us from competitors. In addition, HQ and Hechinger have the same business objective to be the leading home improvement retailer in the markets they serve. And, HQ and Hechinger are competing with the same industry players.

     "Because of these similarities, we saw the opportunity to create a single, fully integrated Company. This new, unified Company will combine the talents of the strong HQ and Hechinger management teams. We believe the increased size and leverage from operating as a single business will create a more powerful organization. We will employ the best practices of both organizations. We will have more leverage with our vendors. By combining the best of our HQ Chesapeake Class stores and the best of our Hechinger Home Project Centers, we will create what we believe to be the best stores in the home center industry.

     "In addition to these benefits, we will become a more efficient company by eliminating overlapping functions. We believe that this will save us approximately $20 million (pre-tax) annually once the merger has been completed, which is expected by late 1996. We believe this is the right decision for the business and for our shareholders."

     As a result of this action, John W. Hechinger, Jr., President and Chief Executive Officer of Hechinger Company will become Chairman of the Board of Directors and will continue as Chief Executive Officer of Hechinger Company. Kenneth J. Cort, currently President and Chief Executive Officer of Hechinger Stores Company, will become President and Chief Operating Officer of the consolidated company. W. Clark McClelland will continue in his role as Executive Vice President and Chief Financial Officer of Hechinger Company. Frank C. Doczi, currently President and Chief Executive Officer of Home Quarters Warehouse, Inc., will assume the position of Special Advisor to the Chairman. John W. Hechinger, Sr., currently Chairman of the Board of Directors, will become Chairman of the Executive Committee of the Board of Directors.

     Mr. Hechinger, Jr. said, "Frank Doczi has been an inspirational leader for Home Quarters, Hechinger Company and the home center industry. He has done a tremendous job building Home Quarters to a $1.3 billion company from its inception in just 10 years. Everyone at Home Quarters and Hechinger owes Frank a debt of gratitude. I look forward to his continued support and guidance."

     Mr. Doczi said, "I am very proud of what the Home Quarters team has accomplished in a very short time. I know all of the Home Quarters people will continue to do their best in the merged organization.
     I will continue to support the Company and assist John in every way possible."

     --more--

     Mr. Hechinger, Jr. continued, "Since joining Hechinger in January 1993, Ken Cort has proven to be a very strong merchant. He is directly responsible for the latest version of the Hechinger Home Project Center, which has received industry and customer acclaim for its merchandising and customer service features. Under Ken's leadership, Hechinger Stores has maintained its position as a leader in its markets in the face of heavy competitive incursions. I am confident that Ken will do a great job in his new role."

     The new management team of the combined company will be made up of a combination of current Home Quarters and Hechinger employees. Most of the management and administrative functions will be consolidated into Hechinger's existing facilities in Landover, Maryland. Certain information systems and accounting functions are planned to remain in the Virginia Beach, Virginia area where the offices of Home Quarters currently reside.

     Mr. Hechinger, Jr. continued, "As always, we are very concerned about the welfare of our employees affected by these actions. We will do everything we can to lessen the problems they may face and show them the compassion they deserve." The Company will offer severance pay and outplacement assistance to employees affected by these actions.

     As a result of these actions, the Company expects to record a charge of approximately $20 to $25 million (pre-tax) in the fourth quarter of fiscal 1995. The charge will cover the costs of severance, the write-off of certain assets, and other related costs.

     Because of the Company's commitment to complete this consolidation successfully and in a timely manner, the Company plans to limit new store openings in 1996 to one new Home Quarters Warehouse Chesapeake Class store and relocate two older, smaller Hechinger stores to new 95,000 square foot facilities. In 1997, the Company plans to open approximately five new Home Quarters Warehouse stores and relocate two Hechinger stores to larger facilities.

     Hechinger Company, a leading specialty retailer, serves the growing home improvement industry with 64 Hechinger stores and 51 Home Quarters Warehouse stores in 21 states and the District of Columbia.

     #####

     Contact:   Richard S. Gross
                Vice President, Corporate Controller
                (301) 341-0443